Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Old Republic International Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common Stock	Rules 457(c) and 457(h)	20,000,000	$22.69	$453,800,000.00	$0.0000927	$42,067.26
Total Offering Amounts					$453,800,000.00		$42,067.26
Total Fee Offsets							-
Net Fee Due							$42,067.26

(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer's Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.
(2)    Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Common Stock as reported by the New York Stock Exchange on May 24, 2022.